Exhibit 10.27

DATED

December 11, 2020

supply and distribution agreement

between

Circa Skin Ltd

and

Suneva Medical, Inc

This Agreement is dated this 11th day of December 2020

Between

(1)	Circa Skin Ltd, incorporated and registered in England & Wales with company number 12684331 whose registered office is at Flat 4, 31 Charles Road, West Ealing, London W13 0ND (Supplier); and

(2)	Suneva Medical, Inc, a Delaware corporation having its primary office and place of business located at 5870 Pacific Center Blvd. San Diego, CA 92121, USA (Distributor)

Background

(A)	The Supplier carries on the business of selling cosmetic and aesthetic products.

(B)	The Distributor wishes the Supplier to supply the Products and grant the Distributor the right on an exclusive basis to promote and sell the Products within the Field in the Territory.

(C)	The Supplier has agreed to supply the Products and grant the Distributor the said right of promotion and sale on the terms set out in this Agreement.

Agreed terms

1.	Definitions and interpretation

The definitions and rules of interpretation in this clause apply in this Agreement and the Background.

1.1	Definitions:

Agreement: this Supply and Distribution Agreement, including the attached Schedule(s).

Business Day: a day (other than a Saturday, Sunday or public holiday in England or the United States of America) when banks in London or San Diego are open for business.

Collection Point: WOW Facial Ltd, Kettering Self Storage, Unit 14 Pytchley Business Park, Orion Way, Kettering, NN15 6NP.

Commencement Date: August 25, 2020.

Control: the ability to direct the affairs of another person, whether by virtue of the ownership of shares, contract or otherwise.

Distributor Trade Marks: the Distributor’s trade mark registrations and applications listed in Schedule 3 and/or any further trade marks that the Supplier may agree for use in the Territory in connection with the Products.

Field: means (i) for MD Line Products, sale via professional (i.e. general/aesthetic medicine) and medical spa markets and day spa markets, and (ii) for Home Line Products, sale via general/aesthetic medicine and medical spa and day spa market and direct to end consumer via ecommerce sale.

Force Majeure Event: has the meaning given in clause 18.

Group: in relation to a company, that company, any subsidiary or holding company of that company, and any subsidiary of a holding company of that company.

Home Line Products: the products described in Schedule 1, to be supplied in unassembled form and which require to be fully assembled by the Distributor.

Intellectual Property Rights: patents, rights to inventions, copyright and related rights, moral rights, trade marks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets) and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

MD Line Products: the products described in Schedule 1, to be supplied in partially finished form and which require completion by the Distributor.

Minimum Quantity: the quantities of the Products specified in Schedule 4 for each Year, or such other quantities as may be agreed in writing between the parties in relation to each Year.

Order: an order for Products submitted by the Distributor and accepted by the Supplier in accordance with clause 5.

Order Confirmation: an order confirmation document in the form set out in Schedule 6, sent by the Supplier to the Distributor, agreeing to fulfill the Order and identifying the relevant Order by its Order Reference.

Order Reference: the reference applied to an Order Form by the Supplier on receipt of that Order Form.

Packaging Rights: the Intellectual Property Rights relating to those aspects of the packaging of the Products which are provided, directed, originated or supplied by the Distributor, other than rights relating to the Distributor Trade Marks.

Products: the Home Line Products and the MD Line Products.

Product IP: the Intellectual Property Rights in the Products, excluding the Distributor Trade Marks and the Packaging Rights.

Purchase Order: a purchase order in a form agreed by the parties, sent by the Distributor to the Supplier, requesting the supply of Products or confirming an oral order for Products.

Quarter: each period of three calendar months ending on the last day of March, June, September and December in each Year.

Regulatory Approvals: any and all regulatory approvals, consents, authorisations or registrations necessary for the promotion, commercialisation and use of the Product in the Territory.

Specification(s): the specification of the Products set out in Schedule 2 or any other specification for the Products provided by Supplier to Distributor from time to time.

Term: the term of this Agreement, as determined in accordance with clause 15.

Territory: the USA and Canada.

Year: the period of 12 months from the Commencement Date and each consecutive period of 12 months thereafter during the Term.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this Agreement.

1.3	The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.

1.4	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.5	A reference to any party shall include that party’s personal representatives, successors or permitted assigns.

1.6	A reference to a statute or statutory provision is a reference to it as it is in force as at the date of this Agreement.

1.7	A reference to writing or written includes fax and email.

1.8	References to clauses and Schedules are to the clauses and Schedules of this Agreement.

1.9	Any words following the terms ‘including’, ‘include’, ‘in particular’, ‘for example’ or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.10	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

2.	Appointment

2.1	The Supplier appoints the Distributor as its exclusive distributor to import, promote, sell and distribute the Products within the Territory on the terms of this Agreement. The term “exclusive” as used herein means that Supplier shall not appoint another third party distributor to sell Products in the Territory nor shall Supplier directly sell Products in the Territory as long as Distributor is complying with this Agreement and this Agreement is effective.

2.2	The Distributor shall purchase the Products exclusively from the Supplier and shall not, for the Term, be involved in the sale, distribution, promotion or manufacture of any goods which compete with the Products, including any stampers, rollers, mesotherapy solution vials, ampoules or masks.

2.3	The Products shall be promoted, sold and distributed only under the Distributor Trade Marks unless otherwise agreed in writing by the parties. The Distributor shall buy the Products for its own account for resale under this Agreement.

2.4	The Distributor undertakes not to promote or sell the Products other than within the Field in the Territory.

2.5	The Distributor shall not:

(a)	represent itself as an agent of the Supplier for any purpose; or

(b)	pledge the Supplier’s credit; or

(c)	give any condition or warranty on the Supplier’s behalf; or

(d)	make any representation on the Supplier’s behalf;

(e)	commit the Supplier to any contracts; or

(f)	otherwise incur any liability for or on behalf of the Supplier.

2.6	The Distributor shall not, without the Supplier’s prior written consent, make any promises or representations about the Products beyond those contained in the Specification(s) or in promotional material supplied by the Supplier.

3.	Distributor’s undertakings

The Distributor undertakes and agrees with the Supplier that at all times during the Term it will:

(a)	use commercially reasonable efforts to advertise, promote and sell the Products within the Field in the Territory and not to do anything which may hinder or interfere with such sales;

(b)	employ a sufficient number of suitably qualified personnel to ensure the proper fulfilment of the Distributor’s obligations under this Agreement;

(c)	submit written reports at monthly intervals to the Supplier, showing details of sales, stock, outstanding Distributor orders and orders placed by the Distributor with the Supplier that are still outstanding, provided however that all information regarding the customers of the Distributor may be anonymized;

(d)	keep all stocks of the Products which it holds in conditions appropriate for their storage, and provide appropriate security for the Products, all at its own cost;

(e)	insure at its own cost with a reputable insurance company all stocks of the Products as are held by it against all risks which would normally be insured against by a prudent businessman to at least their full replacement value and produce to the Supplier on demand full particulars of that insurance and the receipt for the then current premium; and

(f)	Inform the supplier immediately of any changes in ownership or control of the distributor, and of any change in its organisation or method of doing business that might be expected to affect the performance of the Distributor’s duties in this agreement; and

(g)	indemnify the Supplier on demand against each loss, liability and cost which the Supplier may incur arising out of the breach of the Distributor’s obligations under this Agreement except to the extent the liability arises as a result of the negligence or willful misconduct of the Supplier.

4.	Supplier’s undertakings

The Supplier agrees that at all times during the Term it shall:

(a)	supply the Products to the Distributor for resale within the Field in the Territory and not supply the Products to any other party for sale within the Field in the Territory;

(b)	provide any information and support that may reasonably be requested by the Distributor to enable it to discharge its duties under this Agreement properly and efficiently; and

(c)	make commercially reasonable efforts to supply the Products to the Distributor for resale in the Territory in accordance with Distributor’s forecast requirements, provided the Orders do not exceed the forecast for each type of Product provided under clause 6.

5.	Order process

5.1	In each Year the Distributor shall place orders with the Supplier for the Minimum Quantity for that Year; provided however that the Supplier’s sole and exclusive remedy for Distributor’s failure to order the Minimum Quantity in a given Year is to terminate this Agreement pursuant to clause 15.3.

5.2	To place an order for Products, the Distributor shall either send a Purchase Order to the Supplier or submit an order orally, provided that an order made orally must be confirmed by a Purchase Order (bearing the additional words “confirmation of oral order”) received by the Supplier within three days from the date on which the Distributor gave the oral order.

5.3	A Purchase Order submitted by the Distributor shall be treated as an offer to contract with the Supplier but shall not be binding until accepted by the Supplier in accordance with clause 5.5. The Supplier may, at its sole discretion, accept amendments to a Purchase Order after acceptance;

5.4	The Supplier shall apply an Order Reference to each Order received from the Distributor and inform the Distributor of the Order Reference as soon as reasonably practicable. Each party shall use the Order Reference to identify each Order from the time at which the Order Reference is known to it.

5.5	The Supplier shall, at its discretion, within two (2) business days of its receipt of a Purchase Order, accept the Order using an Order Confirmation and such Order Confirmation shall be treated as acceptance of the Distributor’s Order.

5.6	The Supplier shall use commercially reasonable efforts to meet the delivery dates confirmed by it for all Purchase Orders and, in any event, shall cause all Products to be delivered within nine (9) weeks of its receipt of the corresponding Purchase Order and the artwork has been approved

6.	Forecasts of demand

6.1	The Distributor shall, within thirty (30) days of the Commencement Date, provide the Supplier with a forecast of the Distributor’s expected purchase volume of Products for the following three (3) year period (the ‘Commencement Forecast’).

6.2	Distributor will thereafter at the end of each Quarter during the Term provide the Supplier with an updated version of the Commencement Forecast for the 18 month period following the end of the said Quarter, which shall have the effect of fixing the Distributor’s requirements in respect of the first four (4) months of each such Product forecast (the ‘Initial Four (4) Month Period’) such that the said requirements shall be guaranteed and shall not be capable of being amended by the Distributor. Accordingly, the Distributor shall be obligated to purchase all Products referred to in the Initial Four (4) Month Period of each such Product forecast (including, for the avoidance of doubt, the Initial Four (4) Month Period of the Commencement Forecast) unless otherwise agreed in writing by Supplier.

6.3	The Distributor acknowledges that Supplier’s ability to be able to meet demand for Products depends on timely delivery by the Distributor of the Product forecast in each Quarter. The Supplier shall not be responsible for late delivery if and to the extent caused by the Distributor’s failure to comply with the forecasting provisions set out in this clause 6.

7.	Specification and Delivery

7.1	The Supplier warrants that all Products sold by the Supplier to the Distributor pursuant to this Agreement will conform in all material respects to the Specification for a period commencing on the delivery of such Products to the Distributor and ending on the [twelve (12) month] anniversary of such delivery. All other defects or conditions (whether express or implied) as to quality, condition, description, compliance with sample or fitness for purpose (whether statutory or otherwise) other than those expressly set out in this Agreement are excluded from this Agreement to the fullest extent permitted by law.

7.2	Unless otherwise agreed in writing, the Supplier shall supply the Products to the Distributor on an ex works basis (as defined in the International Chamber of Commerce’s Incoterms 2020) at the Collection Point in accordance with the applicable Order(s).

7.3	Delivery of the Products shall take place when the Products are made available for collection at the Collection Point. Acceptance of any change to the Collection Point requested by the Distributor shall be at the Supplier’s sole discretion and the Distributor shall be liable for any additional expenses incurred by the Supplier as a result of such change. The Supplier shall arrange for suitable transport to the Collection Point. On delivery, the Supplier (or its appointed carrier) shall provide the Distributor with such export documents as are necessary together with a delivery note.

7.4	The Distributor shall collect the Products promptly from the Collection Point. If the Distributor has not arranged for the Products to be collected within ten (10) Business Days of the Supplier notifying the Distributor, the Supplier may store the Products and shall be entitled to recharge the reasonable additional storage costs incurred by the Supplier.

7.5	The Supplier may effect delivery in one or more instalments. The Supplier will have fulfilled its contractual obligations in respect of each delivery provided that the quantity actually delivered is no greater than [10%] more or less than the quantity specified on the Order Form. The Distributor shall pay for the actual quantity delivered.

7.6	The Distributor shall, within thirty (30) days of collection of the Products from the Collection Point, give written notice of rejection to the Supplier on account of any defect by reason of which the Distributor alleges that the Products delivered do not comply with the Warranty and which was apparent on reasonable inspection.

7.7	If Supplier agrees to add free product as shown in schedule 2 this is to be taken as part of replacement for any defected items reported as per clause 7.6. Any products used for samples for testing will be added to the next distributors order free of charge.

7.8	If the Distributor alleges that any Products are defective, it shall, if so requested by the Supplier, return the relevant Products unaltered to the Supplier for inspection as soon as possible and at its own risk and expense. If the Supplier determines that such Products are in fact defective, Supplier shall reimburse the Distributor for the cost to return such Products.

7.9	If the Distributor rejects any delivery of the Products which do not comply with the Warranty, the Supplier shall, within seven days of the Supplier accepting that the Products do not comply with the Warranty:

(a)	supply replacement Products which comply with the Warranty, in which event the Supplier shall be deemed not to be in breach of this Agreement or have any liability to the Distributor for the rejected Products; or

(b)	notify the Distributor that it is unable to supply replacement Products, in which case the Supplier shall grant to the Distributor a refund equal to the purchase price paid by Distributor for the Products which the Supplier agrees do not comply with the Warranty.

(c)	The Supplier and Distributor are to reach a mutual agreement as to whether the products comply with the specification. A written agreement will be final.

8.	Prices and Payment

8.1	The prices to be paid by the Distributor to the Supplier for the Products are to be the prices set forth on Schedule 5.

8.2	Commencing in the Renewal Term, on the request of either Party, the Parties shall meet in good faith to discuss and agree in good faith an adjustment (increases or decreases) to the Supply Price for each Product for the following Calendar Year, with such agreement to be reached no later than October 1 of each applicable Contract Year. If the Parties agree that there has been a decrease to manufacturing costs, labor costs, or costs of raw materials or packaging required by Supplier to fulfill its obligations under this Agreement, then the Parties will decrease the Price in the next calendar year to appropriately reflect such decreasing costs. If the Parties agree that there has been an increase to manufacturing costs, labor costs, or costs of raw materials or packaging required by Supplier to fulfill its obligations under this Agreement, then the Parties will increase the Price in the next calendar year to appropriately reflect such increasing costs, provided that any upward adjustment in Price (i) will be equal to and limited to increases that are directly attributable to changes in the manufacturing costs, labor costs, or costs of raw materials or packaging required by Supplier to fulfill its obligations under this Agreement and only to the extent not offset by other cost savings measures (as reasonably documented by Supplier); (ii) will be limited to a 3% cap on any increase or decrease from the applicable Price in the prior calendar year; and (iii) shall not apply to any Product for which a purchase order has already been accepted

8.3	The Supplier shall invoice the Distributor upon acceptance of Order for 30% of the value of the Order and the Distributor shall pay that invoice upon receipt. Upon completion of the delivery of Products to Supplier’s facility or other designated recipient, the Supplier shall invoice the Distributor for the remaining value of 70% of the total value of the Products, which the Distributor shall pay within thirty (30) days of receipt of invoice.

8.4	All payments shall be made by means of electronic transfer in immediately available funds to such bank account as the Supplier may direct from time to time. Unless otherwise agreed, the invoiced currency shall be US Dollars ($).

8.5	If the Distributor fails to pay any invoice within thirty (30) days of its due date the Supplier shall be entitled to suspend all further Orders and deliveries of Products until all outstanding and due amounts have been settled in full.

8.6	If the Distributor disputes any invoice, it shall give prompt notice to the Supplier (and in any case within fourteen (14) days of receipt) and the parties shall attempt in good faith to resolve the issue as soon as reasonably possible. In such event, the Distributor shall pay such amount of the invoice that is not in dispute. In the event that no dispute is raised within fourteen (14) days of receipt of invoice the invoice will be deemed accepted and any right of dispute waived.

8.7	Any amount due and not paid on the due date, including any disputed amount that is subsequently required to be paid, will incur interest at the rate of 2% over the base rate of the Bank of England from time to time, commencing on the due date and continuing until fully paid, whether before or after any judgment.

8.8	As between the Supplier and the Distributor, the Distributor is solely responsible for the collection, remittance and payments of any or all taxes, charges, levies, assessments and other fees of any kind imposed by governmental or other authority in respect of the purchase, sale, importation, lease or other distribution of the Products.

8.9	All sums payable under this Agreement are exclusive of any value added tax or other applicable sales tax, which shall be added to the sum in question. A sales or value added tax invoice shall be provided against any payment if required by the applicable law.

8.10	The Distributor shall pay for any and all expenses, costs and charges incurred by it in the performance of its obligations under this Agreement, unless the Supplier has expressly agreed in advance in writing to pay such expenses, costs and charges.

9.	Title and Risk

9.1	Title and Risk in and responsibility for the Products shall pass to the Distributor once they have been collected from the Collection Point.

9.2	Until ownership of the products passes to the Distributor, the Distributor shall hold the products on the following terms:

(a)	The products shall be adequately stored and maintained in a satisfactory condition.

9.3	Until full payment of the Products has been made to the supplier, the Distributor shall not resell the Products to another reseller or distributor.

10.	Changes

10.1	The Supplier may, on giving written notice to the Distributor:

(a)	amend Schedule 1 to exclude from this Agreement one or more of the Products as it thinks fit if for any reason the production of such Products has been permanently discontinued; provided however that the parties shall agree in good faith on a transition plan for such discontinued Products;

(b)	elect to alter the Specification of any of the Products, provided that the alteration does not materially adversely affect the Products; or

(c)	amend Schedule 1 and/or Schedule 2 to include any modified version of the Products, additional goods or replacements for the Products; provided however that the parties shall agree in good faith on a transition plan for such replaced Products.

10.2	The Supplier may, on giving written notice to the Distributor, elect to alter the Specification of any of the Products otherwise than in accordance with clause 10.1(b), provided that the alteration does not materially adversely affect the Products. Where the Distributor has placed an Order and the Supplier has accepted that Order using an Order Confirmation, and the Specification of any of the Products contained in that Order are varied in accordance with this clause 10.2, the Distributor may cancel the part of the Order that relates to the varied Products only.

10.3	The Supplier may, on giving written notice to the Distributor, amend Schedule 1 to exclude from this Agreement one or more of the Products as it thinks fit otherwise than in accordance with clause 10.1(a); provided however that the parties shall agree in good faith on a transition plan for such discontinued Products. Where the Distributor has placed an Order and the Supplier has accepted that Order using an Order Confirmation, and any of the Products contained in that Order are excluded from this Agreement, the Order shall automatically be varied to exclude such excluded Products.

11.	Intellectual Property Rights

11.1	The Distributor acknowledges that:

(a)	the Product IP is owned by the Supplier or its licensor(s);

(b)	nothing in this Agreement shall be construed as conferring any rights in favour of the Distributor, including any rights of ownership, save for those limited rights granted in accordance with this Agreement; and

(c)	all rights in or relating to the Product IP are expressly reserved to the Supplier and/or its licensors.

11.2	The Supplier acknowledges that:

(a)	the Distributor Trade Marks and the Packaging Rights are owned by the Distributor or its licensor(s);

(b)	nothing in this Agreement shall be construed as conferring any rights in favour of the Supplier in the Distributor Trade Marks and/or the Packaging Rights, including any rights of ownership, save for those limited rights granted in accordance with this Agreement; and

(c)	all rights in or relating to the Distributor Trade Marks and/or the Packaging Rights are expressly reserved to the Distributor and/or its licensors.

11.3	The Supplier will package the Products according to directions or instructions provided by the Distributor, including with respect to the Distributor Trade Marks, and it is agreed and accepted that all resulting Packaging Rights shall be owned by the Distributor.

11.4	Each party hereby warrants to the other party that it is authorised to enter into this Agreement and to grant to the other party such rights as are reasonably required for the other party to carry out its obligations under this Agreement, including (respectively) the rights in relation to the Product IP and the Distributor Trade Marks and/or Packaging Rights.

11.5	The Supplier makes the following representations and warranties to the Distributor:

(a)	Supplier has appropriate authority and consent to supply products in accordance with this agreement

(b)	To the best of the Suppliers knowledge and belief there are no known patents or patent applications, owned by a third party, which would be infringed by the manufacture, use or sale of the Products;

(c)	To the best of the Suppliers knowledge and belief none of the Product IP is involved in any pending or, to the knowledge of the Supplier, threatened litigation, arbitration, administrative or other proceedings, or governmental investigation other than ordinary pre-grant patent application prosecution proceedings;

(d)	it has not received any notice of invalidity or infringement of any of the Product IP or obtained any legal opinions of counsel on patentability, validity or infringement related thereto;

(e)	it has no outstanding encumbrances or agreements, including any agreements with academic institutions, universities, or third party employers, whether written, oral or implied, which would conflict with the rights granted herein; and

(f)	it is unaware of any information, such as uncited prior art, which would raise a substantial question of the validity or enforceability of any of the Product IP.

11.6	If at any time it is alleged that the Product IP infringes the Intellectual Property Rights of any third party or if the Supplier considers such an allegation is likely to be made, the Supplier shall at its option and its own cost:

(a)	modify or replace the Products in order to avoid the infringement; or

(b)	procure for the Distributor the right to continue using the Products; or

(c)	repurchase the Products at the price paid by the Distributor.

11.7	If at any time it is alleged that the Distributor Trade Marks or the Packaging Rights infringe the rights of any third party or if the Distributor considers such an allegation is likely to be made, the Distributor shall at its option and its own cost:

(a)	modify or replace the Distributor Trade Marks and/or Packaging Rights in order to avoid the infringement; or

(b)	procure for the Distributor the right to continue using the Distributor Trade Marks and/or Packaging Rights.

11.8	Each party shall promptly and fully notify the other of:

(a)	any actual, threatened or suspected infringement of any Intellectual Property Rights which comes to the its notice; and

(b)	any claim by any third party that (as applicable) the use of the Intellectual Property Rights infringes the rights of any person.

11.9	Each party agrees (at the other party’s request and expense) to do all such things as may be reasonably required to assist the other party in taking or resisting any proceedings in relation to any infringement or claim referred to in this clause 11.

11.10	In the event of any claim, proceeding or suit by a third party alleging an infringement of a party’s Intellectual Property Rights, as described in clauses 11.1 and 11.2 above, the party owning those rights (the ‘Owner’) shall defend the other party (the ‘User’) at the Owner’s expense, subject to:

(a)	the User promptly notifying the Owner in writing of any such claim, proceeding or suit; and

(b)	the Owner being given sole control of the defence of the claim, proceeding or suit,

(c)	and provided that the Owner shall not be liable for infringements to the extent that the issues arise out of or in connection with modifications to the Owner’s Intellectual Property Rights made by anyone except the Owner or its authorised representative, or out of use or combination of the Owner’s Intellectual Property Rights with products or third party materials not specified or expressly approved in advance in writing by the Owner, or where the claim, proceeding or suit arises from the Owner’s adherence to the User’s requested changes to the Owner’s Intellectual Property Rights or from infringing items of the User’s origin, design or selection.

11.11	The Owner shall reimburse the User with an amount equal to any reasonable cost, expense or legal fees incurred at the Owner’s written request or authorisation and shall indemnify the User against any liability assessed against the User by final judgement on account of the infringement covered by this clause 11, subject always to the terms of clause 14.

12.	Compliance and Adverse Events

12.1	Each party shall at its own expense comply with all laws and regulations relating to its activities under this Agreement, as they may change from time to time, and with any conditions binding on it in any applicable licences, registrations, permits and approvals.

12.2	The Distributor shall be responsible for obtaining and maintaining all approvals, clearances and consents in connection with the importation, promotion and sale of the Products into/in the Territory, including all Regulatory Approvals, and to complete in a proper and efficient manner all administrative steps, requirements, documents and other formalities in connection with the same. The Distributor shall be responsible for any customs duties, clearance charges, taxes, brokers’ fees and other amounts payable in connection with the importation and delivery of the Products.

12.3	Local Regulations relating to Products

(a)	The Distributor warrants to the Supplier that it has informed the Supplier of all laws and regulations affecting the manufacture, sale, packaging and labelling of Products which are in force within the Territory or any part of it (Local Regulations) at the date of this Agreement.

(b)	The Supplier, in turn, warrants to the Distributor that it shall supply the Products in a form to enable the Distributor to comply with the Local Regulations, subject always to the Distributor’s obligations under clause 12.3.

(c)	The Distributor shall give the Supplier as much advance notice as reasonably possible of any prospective changes in the Local Regulations.

(d)	On receipt of notification from the Distributor under clause 12.3(c), the Supplier shall make commercially reasonable efforts to ensure that the Products comply with any change in the Local Regulations by the date of implementation of that change, or as soon as is reasonably possible afterwards.

12.4	Adverse Event Reporting.

Each party will be responsible for reporting to the other party any adverse events or product complaints related to the Products of which the first party becomes aware during the Term of this Agreement. An adverse event (“AE”) is defined as any untoward medical occurrence, including an exacerbation of a pre-existing condition, in a customer or other user of the Products. A product complaint is the failure of a product to meet a customer’s expectations with regard to its physical properties, functionality, condition, labeling, or packaging. This could include suspected product tampering, adulteration, or counterfeiting. Any AE and/or product complaint concerning any Product that comes to the attention of the Distributor must be reported to the Supplier promptly. The report must be made same day or no later than by the work day next following the receipt of the AE or product complaint.

13.	Product liability insurance and product recalls

13.1	Subject to the Distributor fulfilling all the conditions in this clause 13, the Supplier shall indemnify the Distributor against any liability incurred by the Distributor in respect of damage to property, death or personal injury arising from any fault or defect in the materials or workmanship of the Products and any reasonable costs, claims, demands and expenses arising out of or in connection with that liability (Relevant Claim), except to the extent the liability arises as a result of the negligence or willful misconduct of the Distributor.

13.2	The Distributor shall, as soon as it becomes aware of a matter which may result in a Relevant Claim:

(a)	give the Supplier written notice of the details of the matter;

(b)	give the Supplier access to and allow copies to be taken of any materials, records or documents as the Supplier may require to take action under clause 13.2(c);

(c)	allow the Supplier the exclusive conduct of any proceedings and take any action that the Supplier requires to defend or resist the matter, including using professional advisers nominated by the Supplier; and

(d)	not admit liability or settle the matter without the Supplier’s written consent.

13.3	During the Term, the Supplier shall maintain product liability insurance with a reputable insurer of no less than $2,000,000 USD for any one occurrence and no less than $2,000,000 USD in total in any one year for any and all liability (however arising) for a claim that the Products are faulty or defective. The Supplier shall provide a copy of the insurance policy and proof of payment of the current premium to the Distributor on request.

13.4	The Supplier shall renew the insurance for the term of this Agreement and within fourteen days of each renewal shall produce to the Distributor the premium receipt for the renewal (or other evidence of the renewal satisfactory to the Distributor).

13.5	If the Supplier fails to effect a renewal the Distributor is entitled to effect the insurance and the Supplier shall on demand reimburse to the Distributor an amount equal to the premium for that insurance.

13.6	The Distributor undertakes to maintain appropriate, up-to-date and accurate records to enable the immediate recall of any Products or batches of Products from the retail or wholesale markets. These records shall include records of deliveries to Distributors (including batch numbers, delivery date, name and address of Distributor, telephone number, fax number and email address).

13.7	The Distributor shall, at the Supplier’s cost, give any assistance that the Supplier shall reasonably require to recall, as a matter of urgency, Products from the retail or wholesale market.

13.8	The Distributor shall:

(a)	take such action, institute such proceedings and give such information and assistance as the Supplier may reasonably request to:

(i)	dispute, resist, appeal, compromise, defend, remedy or mitigate the matter; or

(ii)	enforce against any person (other than the Supplier) the rights of the Distributor in relation to the matter; and

(b)	in connection with any proceedings related to the matter (other than against the Supplier), use professional advisers nominated by the Supplier and, if the Supplier so requests, allow the Supplier the exclusive conduct of the proceedings, in each case on the basis that the Supplier shall indemnify the Distributor for all reasonable costs incurred as a result of any request or nomination by the Supplier.

14.	Limitation of liability

14.1	Nothing in this Agreement shall limit or exclude either party’s liability for:

(a)	death and/or personal injury resulting from the negligence of that party or its directors, officers, employees, contractors or agents;

(b)	fraud and/or fraudulent misrepresentation by that party or its directors, officers, employees, contractors or agents; and/or

(c)	any matter in respect of which it would be unlawful for the Supplier to exclude or restrict liability.

14.2	Subject to clause 14.1:

(a)	Neither party shall, under any circumstances whatever, be liable to the other party, whether in contract, tort (including negligence), breach of statutory duty, or otherwise, for:

(i)	any loss of goodwill, profit, revenue or anticipated savings; or

(ii)	any loss that is an indirect or secondary consequence of any act or omission of that party.

(b)	Each party’s total liability for damage to property caused by the negligence of its employees in connection with this Agreement shall be limited to $2,000,000 for any one event or series of connected events; and

(c)	Each party’s total liability to the other party in respect of all other loss or damage arising under or in connection with this Agreement, whether in contract, tort (including negligence), breach of statutory duty or otherwise, shall in no circumstances exceed $2,000,000 for the entire Term.

For the avoidance of doubt, the above limitations apply to all and any indemnities hereunder.

15.	Commencement, duration and termination

15.1	This Agreement shall take effect on the Commencement Date and, subject to clause 15.2, clause 15.3 and clause 18.4, shall continue in force for an initial term of [3] Years (the “Initial Term”) and shall automatically continue thereafter for successive 2-year periods (“Renewal Terms”) unless terminated by either party giving at least [six] months’ written notice prior to the end of the applicable Initial Term or Renewal Term.

15.2	Without affecting any other rights or remedies to which it may be entitled, either party may give notice in writing to the other terminating this Agreement immediately if:

(a)	the other party fails to pay any amount due under this Agreement on the due date for payment and remains in default for more than thirty (30) days;

(b)	the other party commits a material breach of any term of this Agreement and (if that breach is remediable) fails to remedy that breach within sixty 60 days of that party being required to do so; or

(c)	the other party repeatedly breaches any of the terms of this Agreement in a manner as to reasonably justify the opinion that its conduct is inconsistent with it having the intention or ability to give effect to the terms of this Agreement;

(d)	an order is made or a resolution is passed for the winding up of the other party, or an order is made for the appointment of an administrator to manage the affairs, business and property of the other party, or such an administrator is appointed, or a receiver is appointed of any of the other party’s assets or undertaking, or circumstances arise which entitle a court or a creditor to appoint a receiver or manager or which entitle a court to make a winding-up order, or the other party takes or suffers any similar or analogous action in consequence of debt, or an arrangement or composition is made by the other party with its creditors or an application to a court for protection from its creditors is made by the other party.

(e)	the other party suspends or ceases, or threatens to suspend or cease, to carry on all or a substantial part of its business; or

15.3	The Supplier may terminate this Agreement immediately by notice in writing if the Distributor fails to purchase the applicable Minimum Quantity in any Year.

15.4	The Supplier may terminate this Agreement immediately by notice in writing if the Distributor is in material breach of any of its compliance obligations under clause 12.

16.	Consequences of termination

Any provision of this Agreement that expressly or by implication is intended to come into or continue in force on or after termination of this Agreement shall remain in full force and effect.

16.1	Termination of this Agreement shall not affect any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination or expiry, including the right to claim damages in respect of any breach of the Agreement which existed at or before the date of termination.

16.2	On termination:

(a)	the Supplier shall have the option to buy from the Distributor any stocks of the Products at the same price the Distributor paid for them. To exercise the option, the Supplier must give notice to the Distributor within 30 days of termination, stating the quantities of Products it wishes to buy. The Distributor shall deliver such Products to the Supplier within 14 days of receiving the Supplier’s notice, and the Supplier shall pay for the Products in full within 30 days of their delivery. The Distributor shall be responsible for the costs of packaging, insurance and carriage of the Products;

(b)	if the Supplier chooses not to exercise its option to buy back the Products under clause 16.2(a), or purchases only part of the Distributor’s stocks of Products, the Distributor may for a period of twelve (12) months following termination of this Agreement, sell and distribute any stocks of the Products that it may have in store or under its control at the time.

(c)	if the Supplier chooses to buy back the Products under clause 16.3(a), the Distributor shall at the Supplier’s option promptly destroy or return all samples, technical pamphlets, catalogues, advertising materials, specifications and other materials, documents or papers that relate to the Supplier’s business that the Distributor may have in its possession or under its control (other than correspondence between the parties); and

(d)	the termination of this Agreement shall not of itself make the Supplier liable to pay any compensation to the Distributor, including, compensation for loss of profits or goodwill.

16.3	Subject to clause 16.2, all other rights and licences of the Distributor under this Agreement shall terminate on the termination date.

16.4	The Supplier may cancel any orders for Products placed by the Distributor before termination if delivery would fall due after termination, whether or not they have been accepted by the Supplier. The Supplier shall have no liability to the Distributor in respect of such cancelled orders.

17.	Confidentiality

17.1	In this clause 17, Confidential Information means all information disclosed (whether in writing, orally or by another means and whether directly or indirectly) by one party (‘Disclosing Party’) to the other party (‘Receiving Party’) whether before or after the date of this Agreement including, without limitation, information relating to the products, operations, processes, plans or intentions, product information, know-how, design rights, trade secrets, market opportunities and business affairs of the Disclosing Party or a member of the Disclosing Party’s Group.

17.2	Each party undertakes that it shall not at any time during this Agreement and for a period of five years after termination of this Agreement, disclose to any person any Confidential Information, except as provided by clause 17.3.

17.3	Each party may disclose the other party’s confidential information:

(a)	to those of its employees, officers, representatives or advisers who need to know such information for the purpose of carrying out the party’s obligations under this Agreement (‘Recipient’). Each party shall ensure that each Recipient complies with this clause 17; and

(b)	as may be required by law, court order or any governmental or regulatory authority.

17.4	Before disclosure of Confidential Information to a Recipient, the Receiving Party shall ensure that the Recipient executes a confidentiality Agreement in a form approved by the Disclosing Party. The Receiving Party shall ensure that the Recipient at all times complies with the confidentiality Agreement.

17.5	clause 17.2, clause 17.3 and clause 17.4 do not apply to Confidential Information which:

(a)	is at the date of this Agreement or at any time after the date of this Agreement comes into the public domain other than through breach of this Agreement by the Receiving Party or a Recipient;

(b)	can be shown by the Receiving Party to the Disclosing Party’s reasonable satisfaction to have been known by the Receiving Party before disclosure by the Disclosing Party to the Receiving Party; or

(c)	subsequently comes lawfully into the possession of the Receiving Party from another.

17.6	No party shall use any other party’s Confidential Information for any purpose other than to perform its obligations under this Agreement.

17.7	Each party shall have in place industry-standard policies, procedures, training programmes and draft confidentiality Agreements so as to ensure that its employees are able to identify and label Confidential Information and deal with it in accordance with the obligations imposed under this clause 17. Each party will upon reasonable written notice disclose to the other on a regular basis details of its policies, procedures and standard documents relating to confidentiality.

18.	Force majeure

18.1	Force Majeure Event means any circumstance not within a party’s reasonable control including, without limitation:

(a)	acts of God, flood, storm, drought, earthquake, fire or other natural disaster;

(b)	epidemic, disease or pandemic;

(c)	terrorist attack, civil war, civil commotion or riots, war, threat of or preparation for war, armed conflict, imposition of sanctions, embargo, or breaking off of diplomatic relations;

(d)	nuclear, chemical or biological contamination or sonic boom;

(e)	any law or any action taken by a government or public authority, including without limitation imposing an export or import restriction, quota or prohibition, or failing to grant a necessary licence or consent;

(f)	collapse of buildings, breakdown of plant or machinery, fire, explosion or accident;

(g)	any labour or trade dispute, difficulty or increased expense in obtaining workers, materials or transport, strikes, industrial action or lockouts [(other than in each case by the party seeking to rely on this clause, or companies in the same Group as that party);

(h)	non-performance by suppliers or subcontractors (other than by companies in the same Group as the party seeking to rely on this clause); and

(i)	interruption or failure of utility service, cyber-attack, denial of service attack or similar or equivalent computer or software intrusion, attack or disruption.

18.2	Provided it has complied with clause 18.3, if a party is prevented, hindered or delayed in or from performing any of its obligations under this Agreement by a Force Majeure Event (Affected Party), the Affected Party shall not be in breach of this Agreement or otherwise liable for any such failure or delay in the performance of such obligations. The time for performance of such obligations shall be extended accordingly.

18.3	The Affected Party shall:

(a)	as soon as reasonably practicable after the start of the Force Majeure Event but no later than 7 days from its start, notify the other party of the Force Majeure Event, the date on which it started, its likely or potential duration, and the effect of the Force Majeure Event on its ability to perform any of its obligations under the Agreement;

(b)	use all reasonable endeavours to mitigate the effect of the Force Majeure Event on the performance of its obligations; and

(c)	as soon as reasonably possible after the end of the Force Majeure Event, notify the other party that the Force Majeure Event has ended and resume performance of its obligations under this Agreement.

18.4	If the Force Majeure Event prevents, hinders or delays the Affected Party’s performance of its obligations for a continuous period of more than 4 weeks, the party not affected by the Force Majeure Event may terminate this Agreement by giving 14 days’ written notice to the Affected Party.

19.	Entire Agreement

19.1	This Agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

19.2	Each party agrees that it shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement. Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.

20.	Variation

Subject to clause 10, no amendment or variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

21.	Assignment and other dealings

This Agreement is personal to the parties and neither party shall assign, transfer, mortgage, charge, subcontract, sublicense, declare a trust over or deal in any other manner with any of its rights and obligations under this Agreement without the other Party’s prior written consent, such consent not to be unreasonably withheld; provided however that either party may assign this Agreement to an affiliate or to an acquirer of such party or substantially all of its assets without the consent of the other party.

22.	Freedom to contract

The parties declare that they each have the right, power and authority and have taken all action necessary to execute and deliver and to exercise their rights and perform their obligations under this Agreement.

23.	Waiver

No failure or delay by a party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall preclude or restrict the further exercise of that or any other right or remedy.

24.	Severance

24.1	If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this Agreement.

24.2	If any provision or part-provision of this Agreement is invalid, illegal or unenforceable, the parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.

25.	Notices

25.1	Any notice given to a party under or in connection with this Agreement shall be in writing and shall be:

(a)	delivered by hand or by pre-paid first-class post or other next working day delivery service at its registered office (if a company) or its principal place of business (in any other case); or

(b)	sent by email to the following email address:

(i)	Supplier: claire@wowfacial.co.uk

(ii)	Distributor: paltavilla@sunevamedical.com

25.2	Any notice shall be deemed to have been received:

(a)	if delivered by hand, on signature of a delivery receipt; and

(b)	if sent by pre-paid first-class post, at 9.00 am on the second Business Day after posting or at the time recorded by the delivery service; and

(c)	if sent by email, at the time of transmission, or, if this time falls outside business hours in the place of receipt, when business hours resume. In this clause 25.2(c), business hours means 9.00am to 5.00pm Monday to Friday on a day that is not a public holiday in the place of receipt.

25.3	This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

26.	Third party rights

26.1	A person who is not a party to this Agreement shall not have any rights whether statutory or otherwise to enforce any term of this Agreement.

26.2	The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any other person.

27.	No partnership or agency

27.1	Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the parties, constitute any party the agent of another party, or authorise any party to make or enter into any commitments for or on behalf of any other party.

27.2	Each party confirms it is acting on its own behalf and not for the benefit of any other person.

28.	Counterparts

28.1	This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one Agreement.

28.2	Transmission of an executed counterpart of this Agreement (but for the avoidance of doubt not just a signature page) (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this Agreement. If either method of delivery is adopted, without prejudice to the validity of the Agreement thus made, each party shall provide the others with the original of such counterpart as soon as reasonably possible thereafter.

28.3	No counterpart shall be effective until each party has executed and delivered at least one counterpart.

29.	Announcements

No party shall make, or permit any person to make, any public announcement concerning this Agreement without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed), except as required by law, any governmental or regulatory authority (including, without limitation, any relevant securities exchange), any court or other authority of competent jurisdiction.

30.	Conflict

If there is an inconsistency between any of the provisions in the main body of this Agreement and the Schedules, the provisions in the main body of this Agreement shall prevail.

31.	Set-off

All amounts due under this Agreement shall be paid to the Supplier in full without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax as required by law).

32.	Governing law

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the state of New York, USA.

33.	Jurisdiction

Each party irrevocably agrees that the courts of New York shall have jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims

This Agreement has been entered into on the date stated at the beginning of it.